Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES COMPLETION OF AMENDMENT TO SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, November 9, 2021 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging for consumer goods products, announced today that it completed an amendment to its existing senior secured credit facility which extends maturity dates by more than 3 years, increases the Company’s revolving loan facility from $1.2 billion to $1.5 billion and provides $1.0 billion in new term loans to refinance outstanding term and revolving loans used to fund the three recent acquisitions completed in 2021 and the acquisition of the dispensing operations of the Albéa Group in 2020. The amendment also provides the Company with additional flexibility with regard to its strategic initiatives.

“We are pleased to announce an amendment to our senior secured credit facility, capitalizing on favorable credit markets,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “The amendment extends maturities, refinances existing acquisition debt, increases our revolving loan facility and provides additional flexibility, leaving us well positioned to continue to pursue our strategic initiatives,” concluded Mr. Lewis.

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SILGAN HOLDINGS

November 9, 2021

The amendment extends the maturity date for term loans under the senior secured credit facility until November 9, 2027 and the maturity date for the revolving loan facility under the senior secured credit facility until November 9, 2026. The Company may use the $1.5 billion revolving loan facility under its senior secured credit facility for working capital and other general corporate purposes, including acquisitions, stock repurchases and refinancings of other debt. The Company’s senior secured credit facility also provides it with an incremental uncommitted multicurrency loan facility for an additional US $1.25 billion, which may be increased as provided in the senior secured credit facility and may be used to finance acquisitions and for other permitted purposes. The amendment also provides the Company with greater flexibility to, among other things, make further acquisitions, incur additional debt and engage in other corporate transactions.

Under the amendment, term loans and revolving loans maintained as Eurocurrency Rate, EURIBOR Rate or CDOR Rate loans will initially have a margin of 1.50% and term loans and revolving loans maintained as base rate or prime rate loans will initially have a margin of 0.50%, all consistent with the Company’s senior secured credit facility prior to the amendment. The margins for term loans and revolving loans are subject to adjustment quarterly based upon the Company’s leverage ratio beginning on April 1, 2022.

The amendment to the senior secured credit facility will not have any impact on the Company’s full year 2021 earnings estimate.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

SILGAN HOLDINGS

November 9, 2021

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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